EXHIBIT 35.2

SERVICER’S CERTIFICATE OF COMPLIANCE

Re: Assessment of compliance for services provided pursuant to the Master Sale and Servicing Agreement, dated February 27, 2007, the Series Supplement, dated October 3, 2012, the US$ Note Trust Deed, dated October 8, 2012, and other transaction documents relating to SMART ABS Series 2012-4US Trust (collectively, the “Agreements”).

The undersigned hereby certifies that:

1.	I, Alan Cameron, am a Director of Macquarie Securities Management Pty Limited (the “Manager”).

2.	A review of the Manager’s activities during the period from April 1, 2013 through March 31, 2014 (the “Reporting Period”), and of its performance under each of the Agreements has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Manager has fulfilled all of its obligations under each of the Agreements in all material respects throughout the Reporting Period.

Date: 25 June 2014

/s/ Alan Cameron
Alan Cameron
Director

Macquarie Securities Management Pty Limited